Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

I have issued my report dated March 28, 2006, accompanying the financial statements of Big A Drilling Company, L.C. as of December 31, 2005 appearing in Bronco Drilling Company’s Current Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006, which are incorporated by reference in Bronco Drilling Company’s Prospectus and Registration Statement on Amendment No. 2 to Form S-1 on Form S-3. I consent to the incorporation by reference in the Prospectus and Registration Statement of the aforementioned report and to the use of my name as it appears under the caption “Experts.”

/s/ Clinton R. Kindell, CPA P.C.
Clinton R. Kindell, CPA P.C.

Oklahoma City, Oklahoma
September 1, 2006